Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of May 3, 2016 (the "Effective Date"), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and RAYMOND R. QUIRK (the “Employee”) and amends that certain Amended and Restated Employment Agreement dated as of October 10, 2008 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 8(c) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof: “Termination due to Death or Disability. If the Employee’s employment is terminated due to death or Disability, the Company shall pay the Employee (or to the Employee’s estate or personal representative in the case of death), within (30) thirty business days after the Date of Termination, (i) any Accrued Obligations and (ii) a prorated Annual Bonus based on (A) the target Annual Bonus opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined and (B) the fraction of the year the Employee was employed. Additionally, subject to Section 8(e) hereof, all stock option, restricted stock, profits interest and other equity-based incentive awards granted by the Company and Black Knight Financial Services, Inc. that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable.”

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC. By: __________________________ Its: Chief Executive Officer
RAYMOND R. QUIRK ______________________________